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                                                                     EXHIBIT 3.4


                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 11/17/1999
                                                          991490911 - 3066077

                        CERTIFICATE OF AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                                  NOVATEC INC.


     NovaTec Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies that:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the "FIRST" paragraph in its entirety and replacing such paragraph with the following:

          FIRST: The name of the corporation is Catuity Inc. (the
"Corporation").

     SECOND: In accordance with the provisions of Section 141 of the Delaware General Corporation Law, the Board of Directors of the Corporation, by unanimous written consent dated November 15, 1999, approved the foregoing amendment to the Certificate of Incorporation of the Corporation.

     THIRD: The Corporation has not issued nor received payment for any capital stock of the Corporation.

     FOURTH: The foregoing amendment has been duly adopted in accordance with
Section 241 of the Delaware General Corporation Law.

     IT WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed in its name and on its behalf by its Secretary this 17th day of November 1999.

                                  NOVATEC INC.


                                  /s/ PETER HARVEY
                                  ----------------------------
                                  Name: Peter Harvey
                                  Title: Secretary